Exhibit 4.10

FORM OF AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

THIS AMENDMENT TO CONVERTIBLE PROMISSORY NOTE (this “Agreement”), dated December __, 2022, is made by and between Cadrenal Therapeutics, Inc., a Delaware corporation (the “Company”), [ ] (the “Holder”).

WHEREAS, Holder executed and delivered a Convertible Promissory Note dated [ ], for the benefit of the Company in the original principal amount of $[ ] (the “Note”);

WHEREAS, the Company and Holder desire to amend the Note as set forth herein.

NOW, THEREFORE, for other good and valuable consideration, the parties hereto hereby agree as follows:

1. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Note and/or the Loan Agreement.

2. Section 2(b) of the Note is hereby deleted and replaced with the following: The number of shares of Next Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the entire principal amount of this Note plus (if applicable) any accrued but unpaid interest under this Note by (ii) $1.00 (the “Note Conversion Rate” and the issuance of such securities upon such conversion shall be upon the terms and subject to the conditions applicable to the Next Equity Financing and the Company’s Certificate of Incorporation and Bylaws and/or other governing documents, as determined by the Company and its investors in their sole discretion. If the Company elects to convert accrued interest into Next Equity Securities, this election shall apply equally to all of the Notes. Upon such conversion of this Note, the Holder hereby agrees to execute and deliver to the Company all transaction documents related to the Next Equity Financing, including a purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including a lock-up agreement in connection with an initial public offering).

3. Except as specifically modified and amended herein, all other terms, conditions and covenants contained in the Note shall remain in full force and effect.

4. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

5. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder.

6. This Agreement shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

Cadrenal Therapeutics, Inc.

By:
Name:
Title:

HOLDER:

Address: